Exhibit 99.1

Brad West Named Executive Vice President - Operations
at Noodles & Company

BROOMFIELD, Colo., September 6, 2017 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced that Brad West has been named Executive Vice President - Operations, effective September 10, 2017. Mr. West will be responsible for day-to-day restaurant operations, as well as the successful execution of the Company’s operational initiatives.

“We are excited to announce the addition of Brad West to our team,” said Dave Boennighausen, Chief Executive Officer of Noodles & Company. “Brad is an accomplished operator and has a long and successful track record of driving sales and profits through the improvement and consistency of operations. His expertise will play a critical role as we continue our intense focus on delivering excellent restaurant-level execution.”

Mr. West has over 40 years of operations experience in the restaurant industry, most recently serving as Vice President, Operations of Smoothie King Franchisees, Inc. Previously, he was Chief Operating Officer of ACG Pizza Partners LLC. Prior to ACG Pizza Partners LLC, he spent 16 years at Einstein Noah Restaurant Group, Inc., most recently as Senior Vice President, Non-Traditional Business where he was responsible for the operations, development and growth of over 250 Einstein Bros. Bagels license locations. He has also held key operational roles at CEC Entertainment, Inc., Applebee’s International Franchisees, and S&A Restaurant Corporation.

About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where globally inspired dishes come together to create a World Kitchen. Recognized by Parents Magazine as a Top Family Friendly Restaurant and Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodles & Company’s menu offers soups, salads and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients. Dishes are delivered to the table allowing guests time to sit and relax or grab a quick bite.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events. Also, the forward-looking statements contained herein represent the Company’s estimates and assumptions only as of the date hereof. Unless required by United States federal securities laws, the Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

Contacts:

Investor Relations
investorrelations@noodles.com

Media
Danielle Moore
(720) 214-1971
press@noodles.com